UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 10, 2008

(Date of earliest event reported)

NEEMA INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-136027 (Commission File Number)	20-4126700 (IRS Employer Identification No.)

421 9TH STREET, MANHATTAN BEACH, CALIFORNIA 90266

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (310) 720-9029

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective September 10, 2008, the Registrant’s board of directors (the “Board”) has appointed David Brow (“Mr. Brow”) as a director of the Registrant. The Registrant has appointed Mr. Brow to serve in this capacity until the next annual meeting of shareholders of the Registrant and until his successor is elected and qualified.

Mr. Brow graduated from the University of British Columbia in 1990 with a Bachelor of Arts Degree. Upon graduating, Mr. Brow completed both the Canadian Securities course and the Registered Representative exams for licensing as a securities trader and financial advisor. From June 1995 to May 1996, Mr. Brow consulted to Syncronys Softcorp, a publicly traded manufacturer of computer software, and supervised their Canadian operations. In 1996 Mr. Brow formed Willow Run Software Marketing Inc., a high tech sales and marketing consulting firm that worked with numerous software manufacturers, both public and private. Consulting services provided by Willow Run Software Marketing Inc. included product and market analyses, product launch programs, marketing initiatives and sales strategies. In 1999 Mr. Brow formed another high- tech consulting firm, Point of Presence Marketing Inc. This firm concentrated on emerging technology sectors and assisted companies with all aspects of the sales, marketing and launch process, including funding issues. Point of Presence Marketing was purchased by EDventure Capital Inc. in October 2000 where Mr. Brow was a director until April 2002. In May 2002 Mr. Brow was appointed secretary and treasurer of publicly traded Electric Network.com, Inc. and resigned as a director/officer in 2006 upon completion of a successful merger with Solar EnergySources, Inc. During this time and as a result of one of Mr. Brow’s Willow Run clients being acquired by Symantec Corporation, Mr. Brow also took a role with Symantec Corp. overseeing the West Region Large Account Reseller channel business and managed a revenue stream in excess of $300 million which he left in November of 2007. Mr. Brow presently resides in Los Angeles, California where he is the Vice President of Channel Sales for Acronis, Inc. a computer software manufacturer, where he is responsible for all sales and marketing activities of the company’s North and South American channel operations.

The Registrant is not aware of any family relationships, by blood, marriage, or adoption, between Mr. Brow and any other director, executive officer, or other nominees. The Registrant knows of no transactions involving the Registrant during the last two years in which Mr. Brow had a direct or indirect interest.

Effective September 11, 2008, the following directors and officers resigned from the Registrant:

•	Nigel Lian resigned as director, president and chief executive officer ("CEO") of the Registrant;
•	Audra Yap resigned as director, treasurer and chief financial officer ("CFO") of the Registrant;
•	Nicholas Wu resigned as director and secretary of the Registrant; and
•	Eugene Liang resigned as director of the Registrant.

None of the resignations were the result of any disputes, claims or issues with the Registrant

Effective September 11, 2008, the Registrant has accepted the resignations of Nigel Lian, Audra Yap, Nicholas Wu, and Eugene Liang and appointed Mr. Brow as interim president, interim secretary, interim treasurer, interim CEO and interim CFO. The Registrant has appointed Mr. Brow to serve in this capacity until the next ensuing annual meeting of the Board and until his successor has been chosen and qualified, or until his resignation or removal.

Item 5.03    Amendment to Bylaws.

Effective as of September 11, 2008, the Registrant has amended Article IV Section 4.02 of its Bylaws as follows: (a) the following sentence has been deleted in its entirety: “Any one person may hold any two or more of such offices, except that the president shall not also be the secretary.” and (b) the deleted sentence has been replaced with the following: “Any one person may hold any two or more of such offices.”

Item 8.01   Other Events.

On September 12, 2008, the Registrant moved its offices and principal place of business from its location in Vancouver, British Columbia, Canada to 421 9th Street, Manhattan Beach, CA 90266.

Item 9.01   Exhibits.

Exhibit Number	Description

10.1	Bylaw Amendment

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEEMA INC. (Registrant)

Dated: September 15, 2008	By: /s/ David Brow David Brow Interim Chief Executive Officer